Exhibit 11 - Statement Re:  Computation of Per Share Earnings


                                   FUNCO, INC.
                        COMPUTATION OF PER SHARE EARNINGS
                      (in thousands, except per share data)

                                                           Quarter Ended                   Six Months Ended
                                                   ------------------------------    ------------------------------
                                                   September 28,    September 29,    September 28,    September 29,
                                                        1997             1996             1997             1996
                                                   -------------    -------------    -------------    -------------
Weighted average common shares outstanding ......        6,138            5,898            6,103            5,894
Weighted average number of common stock
equivalents:
     Stock options ..............................          514              291              514             --
     Warrants ...................................         --                 30             --               --
                                                     ---------        ---------        ---------        ---------
Adjusted common equivalent shares outstanding ...        6,652            6,219            6,617            5,894
                                                     =========        =========        =========        =========

Net income (loss) ...............................    $     535        $      57        $   1,170        $    (252)
                                                     =========        =========        =========        =========

Net income (loss) per common share ..............    $    0.08        $    0.01        $    0.18        $   (0.04)
                                                     =========        =========        =========        =========